[HAWKER LOGO / ENERSYS S.A. LETTERHEAD]

April 13, 2005

Mr. Raymond R. Kubis
2135 Lincoln Lake
Coal City IL 60416

Dear Ray:

With reference to the Managing Directorship Agreement dated January 8, 2002, (as amended the "Directorship Agreement"), between you and EnerSys S.A. (formerly known as Hawker Belgium S.A., and referred to herein as the "Company"), pursuant to which you are currently serving as Managing Director of the Company, we confirm that effective as of April 1, 2005 your annual fixed gross emolument provided for in Subsection 2.1 of the Directorship Agreement has been increased to 306,000 EUR (payable in twelve monthly installments of 25,500 EUR each). Subsection 2.1 of the Directorship Agreement is hereby amended to reflect such increase.

Except as expressly set forth herein, the Directorship Agreement shall remain in full force and effect.

EnerSys S.A.
By:	/s/ Nadine de Smet
Nadine de Smet Managing Director

Agreed to and accepted:
/s/ Raymond R. Kubis
Raymond R. Kubis